Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Barbara Coy, HyperSpace Communications, Inc.

Phone (303) 566-6532

Email investor@ehyperspace.com

HYPERSPACE® COMMUNICATIONS, INC. REPORTS UNAUDITED CONSOLIDATED PRO-FORMA 2005 SECOND QUARTER RESULTS AND GIVES LIMITED OUTLOOK FOR THE 2005 THIRD QUARTER

Denver, CO– September 13, 2005 – HyperSpace® Communications, Inc. (AMEX: HCO), today reported unaudited consolidated pro-forma financial results which include its recently acquired MPC Computers, LLC business unit (“MPC”). The unaudited consolidated pro-forma financial results are for the Company’s second quarter and six-months ended June 30, 2005, periods prior to HyperSpace’s acquisition of MPC. During this time, MPC operated as a private company. On July 19, 2005, HyperSpace filed its 10-QSB for its stand-alone operations for its second quarter ended June 30, 2005.

HyperSpace’s acquisition of MPC closed on July 26, 2005. This unaudited consolidated pro-forma information is being provided for informational purposes and is not mandated by any regulatory requirement. Adjustments may be required in connection with the Company’s audited financial statements for 2005.

Summary Second Quarter 2005 Unaudited Consolidated Pro-Forma Financial Data

	Second Quarter			Year to Date (6 months)
	2005	2004	% Change	2005	2004	% Change
Net Sales	$ 87,916,111	$ 120,825,408	-27.2%	$ 157,885,610	$ 216,036,903	-26.9%
Cost of Goods Sold	$ 77,244,771	$ 106,075,143	-27.2%	$ 139,052,347	$ 190,014,158	-26.8%
Gross Margin	$ 10,671,341	$ 14,750,265	-27.7%	$ 18,833,263	$ 26,022,744	-27.6%
Gross Margin %	12.1%	12.2%	-0.6%	11.9%	12.0%	-1.0%

Operating Expenses	$ 14,639,415	$ 16,551,431	-11.6%	$ 28,334,167	$ 32,448,479	-12.7%
Operating Expenses as % Revenue	16.7%	13.7%	-21.6%	17.9%	15.0%	-19.5%

GAAP Net Loss	$ (4,622,876)	$ (2,692,338)	-71.7%	$ (10,569,297)	$ (7,634,741)	-38.4%

EBITDA	$ (4,036,314)	$ (1,700,911)	-137.3%	$ (9,412,707)	$ (6,196,766)	-51.9%
EBITDA as a % Revenue	-4.6%	-1.4%	-226.1%	-6.0%	-2.9%	-107.8%

Consolidated pro-forma Net Sales for the quarter and the six-months ended June 30, 2005 declined approximately 27% compared to the same periods for 2004. Most of the decline is attributable to reduced MPC sales to two key Federal agencies, primarily due to budgetary constraints within the agencies and changes in the procurement process that adversely affected sales of MPC products. The decline is also due in part to lower sales to state, local and education customers, a market which is experiencing intense price competition. MPC chose not to participate in business with these customers that would have resulted in unacceptable margins. As further described in the Company’s 10-QSB for its second quarter ended June 30, 2005, HyperSpace’s stand-alone Net Sales for the six months were also below that of the corresponding period in 2004.

Although consolidated pro-forma Operating Expenses were down approximately 12% compared to 2004 (largely due to lower sales compensation on reduced sales) as a percent of sales pro-forma Operating Expenses increased, in part due to expenses related to the merger. Recently implemented cost reductions are expected to reduce Operating Expenses by approximately $3.5 million annually.

Summary Third Quarter 2005 Unaudited Consolidated Projected Financial Data

Although future reporting of HyperSpace’s financial results will consolidate MPC as a wholly owned subsidiary effective July 25, 2005, the forecast pro-forma financial results below assume the merger took place at the beginning of the quarter. The consolidated revenue forecast for the third quarter of 2005 is expected to be approximately $115 million to $130 million. The example below assumes that pro-forma net revenue of $122.5 million.

If the Company achieves consolidated pro-forma third quarter revenues of $122.5 million, the Company expects a consolidated loss of $3.3 million. After adjusting for non-cash stock awards issued in the merger, the Company expects positive consolidated pro-forma third quarter EBITDA of approximately $2.5 million. A reconciliation of GAAP Net Loss to EBITDA net of non-cash stock awards issued in the merger is provided below.

	Third Quarter			Year to Date (9 months)
	2005 Forecast	2004 Actual	% Change	2005 Forecast	2004 Actual	% Change
Net Sales	$ 122,500,000	$ 127,304,206	-3.8%	$ 280,385,610	$ 343,341,108	-18.3%
Cost of Goods Sold	$ 105,962,500	$ 109,740,226	-3.4%	$ 245,014,847	$ 299,754,385	-18.3%
Gross Margin	$ 16,537,500	$ 17,563,980	-5.8%	$ 35,370,763	$ 43,586,724	-18.8%
Gross Margin %	13.5%	13.8%	-2.2%	12.6%	12.7%	-0.6%

Operating Expenses	$ 15,250,000	$ 16,329,996	-6.6%	$ 43,584,167	$ 48,778,475	-10.6%
Operating Expenses as % Revenue	12.4%	12.8%	-3.0%	15.5%	14.2%	-9.4%

GAAP Net Income/(Loss) (A)	$ 687,500	$ 348,844	97.1%	$ (9,881,797)	$ (7,285,897)	-35.6%
Merger Related Stock Compensation	$ 4,000,000	$ -	0.0%	$ 4,000,000	-	0.0%
GAAP Net Income/(Loss)	$ (3,312,500)	$ 348,844	-1049.6%	$ (13,881,797)	$ (7,285,897)	-90.5%

EBITDA	$ 2,487,500	$ 1,128,138	120.5%	$ (6,925,207)	$ (5,068,628)	-36.6%
EBITDA as a % Revenue	2.0%	0.9%	129.1%	-2.5%	-1.5%	-67.3%

(A) Before Merger Related Stock Compensation

Reconciliation of Projected Third Quarter Consolidated GAAP Net Loss to Projected EBITDA

GAAP Net Income/(Loss)	$ (3,312,500)
Interest Expense	600,000
Depreciation, Amortization & Impairment	1,200,000
Non-Cash Stock Compensation from Merger Expensed	4,000,000
EBITDA excluding non-cash stock expenses from merger	$ 2,487,500

The Company expects consolidated pro-forma revenues for the third quarter ending September 30, 2005 to increase by at least 30% over the unaudited consolidated pro-forma revenue for the second fiscal quarter. The third quarter revenue forecast is heavily dependent on MPC’s success selling to US Federal Government agencies, which purchase the majority of their IT products during the third calendar quarter, with a heavy concentration toward the end of the quarter. The Company also anticipates an increase in server and storage sales.

The Company expects its pro-forma consolidated third quarter Net Sales and Gross Margin to approximate the pro-forma results of the same period in 2004. GAAP Net Income before the expensing of non-cash stock compensation issued in connection with the merger is projected to increase to almost $0.7 million, largely as a result of an approximately 6.5% reduction in Operating Expenses compared to the third quarter of 2004. The $4.0 million compensation charge is a non-cash expense expected to be recorded for stock compensation issued as a consequence of the merger.

The Company also anticipates an increase in its Gross Margin percentage in the third quarter from the second quarter of 2005 primarily due to three factors:

•	A high percentage of MPC-branded products vs. third-party products in MPC’s product mix compared to prior periods. MPC-branded products typically carry a higher gross margin than third-party products.
•	An increase in higher margin server and storage business, a trend the Company expects to continue.
•	Higher factory utilization

Long-term Outlook

The Company believes that it can continue to improve its operating results based on several factors.

The Company expects to expand its current product line with additional products and services that have historically enjoyed higher margins than MPC’s current line of desktop computing products, including:

•	Workstations
•	Blade PCs and servers
•	Ruggedized computers
•	Security and storage software
•	IT consulting and support services

The Company intends to add these products through a combination of acquisitions and internal product development.

The Company plans to increase its sales to commercial mid-market enterprise customers. MPC added approximately 1,200 new mid-market enterprise accounts in 2004 and has added approximately 900 year to date in 2005.

MPC recently self-certified as a qualified small business for purposes of sales to the US Federal Government. This certification should help MPC in pursuing sales from federal agencies that are required to purchase certain levels of products from qualified small businesses.

The Company is seeking better utilization of its Nampa manufacturing facility that is currently operating at less than one-third of capacity. The improved utilization is expected to come from new internally developed products, acquired products and OEM manufacturing opportunities.

The target consolidated projected operating model for the Company is provided below. The operating model is subject to various assumptions including a continued industry trend towards reductions in raw materials prices and a stronger balance sheet resulting from financing initiatives.

Target Operating Model
Net Sales	100%
Gross Margin	14.0 – 15.0%
SG&A	10.0 – 11.0%
Depreciation & Amortization	1.0 – 1.5%
R&D / Tech Support	1.5 – 2.5%
Total Operating Expense	12.5 – 14.0%
EBITDA*	1.5 – 2.5%

* Excluding stock compensation issued in the merger.

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO) offers software for network acceleration and secure data transmission, and, through its subsidiary MPC Computers, LLC, provides PC products and IT solutions to mid-sized businesses, government agencies and education organizations. MPC’s products include desktops, notebooks, servers and storage, all of which are backed by an industry-leading level of service and support. For more information, visit HyperSpace online at www.ehyperspace.com.

EBITDA

The Company uses EBITDA after adjusting for non-cash stock awards issued pursuant to the merger as a financial measurement. This is not a GAAP measurement. EBITDA after adjusting for non-cash stock awards issued pursuant to the merger is derived by adding back the following to GAAP net loss: Net Interest expenses, Depreciation and Amortization, Impairment of Intangibles and the non-cash expense of stock awards issued pursuant to the merger. This non-GAAP measurement is provided as supplementary information and is not an alternative to GAAP. Some investors may use EBITDA to supplement their analysis of our results of operations.

Cautionary Statement

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications or MPC to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. A number of those risks can be found in HyperSpace Communications’ proxy statement dated June 17, 2005 and other filings with the Securities and Exchange Commission, at www.sec.gov. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Factors that could materially affect the results, performance or achievements of the Company include competition in the PC industry, rapid changes in technology, intellectual property disputes, reliance on federal, state and local government for a significant portion of the Company’s revenue, changes in government regulation, failure to maintain or benefit from small business status, inability to obtain OEM manufacturing opportunities on acceptable terms, inability to produce new products that meet customer requirements, inability to make acquisitions on acceptable terms, inability to secure additional financing and fluctuations in MPC’s working capital and borrowing base under its credit facility. Actual revenues may vary significantly from these estimated results because of a variety of factors including continued budgetary constraints and changes in procurement processes for government customers and possible redirection of Federal funding due to Hurricane Katrina. The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Unaudited Pro-Forma Consolidated Balance Sheet

June 30, 2005

ASSETS
Current Assets
Cash & Cash Equivalents	$7,259,384
Receivables, net	37,869,569
Inventories, net	29,285,433
Prepaid Maintenance & Warranty Costs	23,430,850
Other Current Assets	1,727,603
Total Current Assets	99,572,837

Equipment & Software, net	17,020,953
Acquired Intangibles, net	19,626,285
Long-Term Portion of Prepaid Maintenance
& Warranty Costs	1,418,603
Other Assets	20,419,198
Total Assets	$158,057,876

LIABILITIES & MEMBERS’ DEFICIT
Current Liabilities
Accounts payable & Accrued Expenses	$59,618,870
Accrued Licenses & Royalties	3,003,717
Current Portion of Accrued Warranties	4,017,447
Current Portion of Deferred Revenue	30,907,830
Current Portion of Debt	23,064,791
Total Current Liabilities	120,612,655

Long-Term Debt	508,529
Non-Current Portion of Accrued Warranties	1,769,943
Non-Current Portion of Deferred Revenue	12,950,657

Total Liabilities	135,841,783

Shareholders’ Equity	22,216,093
Total Liabilities & Shareholders’ Equity	$158,057,876

The above Balance Sheet is HCO and MPC consolidated using the same assumptions of fair values of MPC’s assets as set out in the Definitive Proxy Statement filed in connection with the merger on Form 14A filed with the SEC on June 17, 2005.